Exhibit 99.1

IXYS Corporation Announces Results for the June 2014 Quarter

Highlights:

  Net revenues were $88.1 million, an increase of $16.9 million, or 23.7% from the June 2013 quarter
  Net income increased $1.6 million over the June 2013 quarter
  Gross profit was $25.0 million, an increase of $3.9 million from the June 2013 quarter
  IXYS declared a $0.03 per share dividend, marking the seventh consecutive quarter of dividends

MILPITAS, Calif.--(BUSINESS WIRE)--August 6, 2014--IXYS Corporation (NASDAQ:IXYS), an international power semiconductor and IC company, today reported results for its first quarter of fiscal year 2015, which ended June 30, 2014.

Net revenues for the quarter ended June 30, 2014 were $88.1 million, up $16.9 million, or 23.7%, from net revenues of $71.2 million in the prior year’s quarter.

Net income for the quarter ended June 30, 2014 was $3.6 million, or $0.11 per diluted share, an increase of $1.6 million over the net income of $2.0 million, or $0.06 per diluted share, in the prior year’s quarter. Sequentially, net income in the quarter ended June 30, 2014 increased by $3.4 million from net income of $132,000 in the March 31, 2014 quarter.

The June 30, 2014 quarter non-GAAP net income, which excludes the impact of charges for the amortization of acquired intangible assets and stock compensation, was $5.7 million, or $0.17 per diluted share, which was an increase of $3.1 million, as compared to the non-GAAP net income of $2.7 million, or $0.08 per diluted share, for the same period in the prior fiscal year.

Gross profit for the quarter ended June 30, 2014 was $25.0 million, or 28.4% of net revenues, an increase of $3.9 million as compared to gross profit of $21.1 million, or 29.7% of net revenues, for the same quarter in the prior fiscal year. Sequentially, gross profit margin percentages rose slightly from 28.2% in the March 2014 quarter to 28.4% in the June 2014 quarter.

“We continued our product diversification efforts, with more focus on growing our integrated circuit products worldwide to complement our power semiconductor business. Recognizing the growth of Asian markets, we have increased our outsourcing of some of our production to Asia. IXYS’ revenues have grown year to year, and bookings are beginning to ramp up,” noted Dr. Nathan Zommer, Founder and CEO of IXYS.

Cash and cash equivalents totaled $91.1 million at June 30, 2014, which is a decrease of $7.7 million as compared to March 31, 2014. The decrease in cash reflects a $15 million installment payment for IXYS’ acquisition of Samsung’s 4-bit and 8-bit microcontroller business in calendar year 2013. Normal cash generation is expected to fund the remainder of this acquisition.

In the quarter ended June 30, 2014, adjusted EBITDA, which excludes stock-based compensation expense, was $11.0 million, an increase of $4.5 million as compared to the same quarter in the prior year.

In the June 2014 quarter, the company declared a $0.03 per share dividend, highlighting the seventh consecutive quarter of dividends.

“We are pleased by the positive trends in IXYS’ business, as evidenced by the healthy book-to-bill ratio of 1.08. While many of our customers have expressed optimism about future business prospects, purchasing trends have yet to resume in full force. Additionally, the summer months are cyclically slow for the overall semiconductor industry. Therefore, we expect our revenues for the September 2014 quarter to be relatively flat as compared to the June 2014 quarter,” noted Mr. Uzi Sasson, President and Chief Financial Officer.

Non-GAAP Information

Included above and within the attached schedules are certain non-GAAP financial figures. During the quarter ended June 30, 2014, the company incurred non-cash expenses, including those associated with amortization of intangible assets and stock compensation. Adjusting the net income in the June 30, 2014 quarter to exclude the impact of amortization of intangible assets and stock compensation expenses, results in a financial presentation for the company without the effect of these non-cash charges. Similarly, adjusted EBITDA for the June 30, 2014 quarter reflects the exclusion of amortization, depreciation and stock compensation expense, all non-cash charges, as well as interest and taxes, and may serve as an indication of the company’s ability to service its debt. Management believes non-GAAP net income, non-GAAP net income per share and adjusted EBITDA are useful measures of operating performance. However, the non-GAAP measures should be considered in addition to, not as a substitute for or superior to, net income and net income per share or other financial measures prepared in accordance with GAAP.

These non-GAAP measures have limitations as analytical tools, and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. Other companies in our industry may calculate non-GAAP net income, non-GAAP net income per share and adjusted EBITDA differently than we do, limiting their usefulness as comparative measures.

About IXYS Corporation

Since its founding in Silicon Valley, IXYS Corporation has been developing technology-driven products to improve energy conversion efficiency, generate clean energy, improve automation, and provide advanced products for the transportation, medical and telecommunications industries. IXYS, with its subsidiaries, is a worldwide pioneer in the development of power semiconductors, solid state relays, high voltage integrated circuits (HVIC), and microcontrollers that are necessary in conserving energy and in reducing the world’s dependence on fossil fuels.

Diminishing natural resources, demand for renewable energy and environmental directives for energy efficiency represent a significant challenge. IXYS’ power semiconductors and mixed-signal integrated circuits (IC) play a vital role in reducing energy costs and consumption by optimizing the energy efficiency of everyday products. With an end customer base of over 3,500 telecommunications, transportation, industrial, medical and consumer companies, IXYS is a worldwide recognized provider of advanced semiconductors.

Additional information may be obtained by visiting IXYS’ website at http://www.ixys.com, or by contacting the company directly.

Safe Harbor Statement

The foregoing press release contains forward-looking statements, including those related to growth, bookings, book-to-bill ratio, business prospects, purchasing trends, cyclicality and our revenues in the September 2014 quarter. Actual results may vary materially from those contained in the forward-looking statements, due to changes in customer delivery schedules, the cancellation of orders, an unanticipated decline in our business, changes in product mix, increased competition, cash flow difficulties, unanticipated technological hurdles, manufacturing challenges and capacity limitations, adverse changes in customer demand, declining economic conditions or increasing product costs, among other things. Further information on other factors that could affect IXYS is detailed and included in reports that IXYS has filed with the Securities and Exchange Commission, including its Form 10-K for the fiscal year ended March 31, 2014. IXYS undertakes no obligation to publicly release the results of any revisions to these forward-looking statements.

IXYS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)
	June 30,	March 31,
	2014	2014
ASSETS
Current assets:
Cash and cash equivalents	$91,107	$98,775
Accounts receivable, net	46,287	45,707
Inventories, net	96,213	93,028
Prepaid expenses and other current assets	3,344	9,520
Deferred income taxes	8,002	7,975
Total current assets	244,953	255,005
Plant and equipment, net	51,141	50,569
Other assets	52,936	53,292
Deferred income taxes	24,515	24,316

Total assets	$373,545	$383,182

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of capitalized lease obligations	$2,133	$2,468
Current portion of notes payable to bank	1,085	1,028
Accounts payable	16,519	15,684
Accrued expenses and other current liabilities	36,898	50,166
Total current liabilities	56,635	69,346
Capitalized lease and other long term obligations, net of current portion	27,532	27,659
Pension liabilities	15,209	15,545
Total liabilities	99,376	112,550

Common stock	381	380
Additional paid-in capital	148,972	147,508
Retained earnings	120,374	117,715
Accumulated other comprehensive income	4,442	5,029
Stockholders' equity	274,169	270,632

Total liabilities and stockholders' equity	$373,545	$383,182

IXYS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)
	First Quarter Ended
	June 30,
	2014	2013

Net revenues	$88,080	$71,186
Cost of goods sold	63,080	50,049
Gross profit	25,000	21,137
Operating expenses:
Research, development and engineering	7,250	7,687
Selling, general and administrative	10,764	10,043
Amortization of intangibles	1,707	246
Total operating expenses	19,721	17,976
Operating income	5,279	3,161
Other income (expense), net	(155)	(256)
Income before income tax provision	5,124	2,905
Provision for income tax	1,549	926

Net income	$3,575	$1,979

Net income per share - basic	$0.11	$0.06

Weighted average shares used in per share calculation - basic	31,379	30,948

Net income per share - diluted	$0.11	$0.06

Weighted average shares used in per share calculation - diluted	32,075	31,635

Reconciliation of net income to Non-GAAP net income
	Three Months Ended
	June 30,
	2014	2013

Net income	$3,575	$1,979

Amortization of intangible assets	1,707	246
Stock compensation expense	443	436
Non-GAAP net income	$5,725	$2,661

Reconciliation of net income per share, diluted to Non-GAAP net income per share, diluted
	Three Months Ended
	June 30,
	2014	2013

Net income per share, diluted	$0.11	$0.06

Amortization of intangible assets	0.05	0.01
Stock compensation expense	0.01	0.01
Non-GAAP net income per share, diluted	$0.17	$0.08

Weighted average shares used in per share calculation, diluted	32,075	31,635

Adjusted EBITDA
	Three Months Ended
	June 30,
	2014	2013
Net income	$3,575	$1,979

Add:
Income tax expense	1,549	926
Interest expense	410	212
Depreciation and amortization	4,809	2,722
Share-based employee compensation	681	671
Adjusted EBITDA	$11,024	$6,510

CONTACT:
IXYS Corporation
Uzi Sasson, 408-457-9000
President & CFO